Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints Daniel McHenry as President and CEO, UK
HOUSTON, TX, May 19, 2026 — Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”) today announced the appointment of Daniel McHenry as President and CEO of its UK business, effective May 19, 2026.* Prior to becoming CFO for Group 1, Daniel spent 13 years in Group 1’s UK Operations. He will lead the UK business while continuing in his CFO role, reporting to Daryl Kenningham, Group 1’s President and CEO. McHenry replaces Mark Raban, who is leaving the Company after two years as the head of the UK business.
“Daniel is an exceptional talent, and his proven leadership and experience make him the right leader for our UK business. We believe he will have a very positive impact.” said Mr. Kenningham. “This appointment gives Daniel valuable operational experience, a reflection of our commitment to talent development and succession planning.”
“I am proud to take on this role,” said McHenry, “and look forward to building on what Group 1 has already achieved in the UK. Our US and UK businesses have distinct strengths and drawing on those strengths and the broader resources of Group 1 presents a tremendous opportunity for our team and our shareholders.”
A native of Belfast, Northern Ireland, McHenry holds a Bachelor’s degree in Economics from Queen’s University Belfast and a Master’s degree in Accounting and Management Science from the University of Southampton. Prior to his 2020 appointment as CFO, he served as UK Finance Director for Group 1.
Mr. Kenningham concluded, “I would also like to thank Mark for his contributions to our UK business and wish him nothing but the best in the future.”
*subject to formal regulatory approval
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 253 automotive dealerships, 313 franchises, and 32 collision centers in the United States and the United Kingdom that offer 36 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.
SOURCE: Group 1 Automotive, Inc.

Investor contacts:
ir@group1auto.com

Media contacts:
Pete DeLongchamps
Senior Vice President, Financial Services and Manufacturer Relations
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com

Kimberly Barta
Head of Marketing, Brand and Communications
Group 1 Automotive, Inc.
kbarta@group1auto.com

or

Jude Gorman / Clayton Erwin
Collected Strategies
Group1-CS@collectedstrategies.com

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